EXHIBIT 99.1

FIRST NORTHERN COMMUNITY BANCORP

Est. 1910

FIRST NORTHERN BANK

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Louise A. Walker                                                             July 28, 2021
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Second Quarter 2021 Net Income of $3.3 Million, Up 22.2% from One Year Ago

Dixon, California—First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $6.5 million, or $0.47 per diluted share, for the six months ended June 30, 2021, up 20.4% compared to net income of $5.4 million, or $0.40 per diluted share, for the six months ended June 30, 2020.

Net income for the quarter ended June 30, 2021 was $3.3 million, or $0.24 per diluted share, compared to net income of $2.7 million, or $0.20 per diluted share, for the quarter ended June 30, 2020.

Total assets as of June 30, 2021 were $1.83 billion, an increase of $222.5 million, or 13.8%, compared to June 30, 2020. Total deposits as of June 30, 2021 were $1.66 billion, an increase of $225.0 million, or 15.6%, compared to June 30, 2020. Total net loans (including loans held-for-sale) as of June 30, 2021 were $874.1 million, a decrease of $107.8 million, or 11.0%, compared to June 30, 2020.  The decrease in net loans was primarily driven by payoffs and forgiveness on loans made under the SBA’s Paycheck Protection Program (PPP) totaling $221.0 million, which was partially offset by PPP loans originated totaling $115.0 million.  The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of June 30, 2021.

Commenting on the Company’s financial results, President & Chief Executive Officer Louise Walker stated, “We are pleased to report First Northern Community Bancorp had another strong quarter.  Deposits continued to grow faster than the economy as government stimulus has flowed to consumers, businesses and local governments.

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Driving the increase in net income for the first six months ended June 30, 2021 compared to the same period in 2020, were gains from mortgage-related activities, debit card income, service charge income, fees earned on the PPP lending program for small businesses, and decreases in interest expense and provision for loan losses.  Included within interest income were PPP processing fees totaling approximately $1,584,000 and $2,344,000 for the three- and six-month periods ended June 30, 2021, respectively.  While several local community banks have recently announced acquisitions by out-of-the-area financial institutions, First Northern Community Bancorp remains true to its Policy of Independence; we are committed to growing First Northern Bank in a balanced approach – not growing for the sake of growing but doing so profitably over the long run.”

Provision for loan losses was nil for the three months ended June 30, 2021, compared to $800,000 for the same period in 2020.  Provision for loan losses totaled $300,000 for the six months ended June 30, 2021, compared to $1,450,000 for the same period in 2020.  The decrease in the provision for loan losses was primarily due to the overall improvement in economic conditions, which was partially offset by an increase in specific reserves.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended March 31, 2020 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s expectations about earnings and deposit growth, and intention to remain independent, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.
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